THIS TRANSMITTAL LETTER IS FOR USE ONLY BY SHAREHOLDERS OF CAMFLO

INTERNATIONAL INC. IN CONJUNCTION WITH THE PROPOSED AMALGAMATION OF

CAMFLO INTERNATIONAL INC. AND SPEARHEAD RESOURCES INC.

TRANSMITTAL LETTER

FOR HOLDERS OF COMMON SHARES

Of CAMFLO INTERNATIONAL INC.

Please read the Instructions set out below carefully before completing this Transmittal Letter.

TO: CAMFLO INTERNATIONAL INC.

AND TO: COMPUTERSHARE INVESTOR SERVICES INC., AS DEPOSITARY

This Transmittal Letter (the “Transmittal Letter”) is for use by registered holders of common shares

(“Common Shares”) of Camflo International Inc. (the “Corporation”) in connection with the proposed amalgamation of the Corporation with Spearhead Resources Inc. (“Spearhead”) pursuant to an Amalgamation Agreement dated July 7, 2004, a summary of which is set out in the Notice and Joint Information Circular (“Circular”) of the Corporation and Spearhead dated August 23, 2004. Capitalized terms used but not defined in this Transmittal Letter shall have the meanings given to them in the Circular. Beneficial Owners of Common Shares whose Common Shares are registered in the name of a broker, trust company, bank or other registered holder should contact such nominees that hold their Common Share certificates on their behalf to arrange for their exchange.

The undersigned registered holder of Common Shares delivers to you the enclosed certificate(s) representing Common Shares to be exchanged for certificate(s) representing common shares of the Amalgamated Entity (“Amalco Shares”) pursuant to and in accordance with the Circular and the Amalgamation Agreement. In order to receive certificates for Amalco Shares, registered holders of Common Shares must properly complete and execute this Transmittal Letter and deliver this Transmittal Letter, together with the certificate(s) representing the Common Shares to be surrendered, to the Depositary at the appropriate address set forth on the last page of this

Transmittal Letter.

DESCRIPTION OF CERTIFICATES DEPOSITED

Certificate

Number(s) Name in which Common Shares are Registered Number of Common

Shares

TOTAL:

(If space is not sufficient, please attach a list in the above form.)

Unless otherwise indicated under Special Payment Instructions or Special Delivery Instructions on the

following page (in which case payment or delivery should be made in accordance with those instructions), the certificate(s) for the Amalco Shares (and/or cheque, if applicable), should be issued in the name of the undersigned and forwarded to the undersigned at the address specified below the signature of the undersigned

(or if no such address or delivery instructions are made, to the latest address of record on the Corporation’s share register). If the Amalgamation is not completed, the undersigned directs the Depositary to return the enclosed certificate(s) in accordance with the instructions in the preceding sentence.

Notice to Shareholders that are U.S. Persons or Residents of the United States: The Amalco Shares

issuable in the Amalgamation have not been, and will not be, registered or qualified for distribution under the U.S. Securities Act or the securities laws of any state of the United States. Therefore, the

Amalgamated Entity will direct that the Amalco Shares which would otherwise be delivered to any person who is or appears to be a U.S. Person or a resident of the United States will instead be delivered to